EXHIBIT 107

Title of each Class of Securities to be Registered	Securities to be Registered (1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common stock, $0.0001 par value	5,000,000	0.10	$500,000	$46.35
Total			$500,000	$46.35

(1)

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)

The registration fee for securities to be offered by the Registrant is based on an estimate of the proposed maximum aggregate offering price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon any adjustment in the number of securities issuable by reason of stock splits or similar capital reorganizations.